Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations		Media
Contact:	Todd Mills	Carmen Duarte
Phone:	781.332.7442	781.332.7268
Email:	ir@onebeacon.com	cduarte@onebeacon.com

ONEBEACON ESTIMATES THIRD QUARTER BOOK VALUE
PER SHARE BETWEEN $14.10 AND $14.40

HAMILTON, Bermuda (October 13, 2008) – OneBeacon Insurance Group (NYSE: OB) today announced that it expects its book value per share at September 30, 2008 to be between $14.10 and $14.40, a reduction from $16.85 at June 30, 2008. These results have not been reviewed by the Company’s independent auditors and are subject to change.

The reduction is due mainly to an estimated after-tax loss from investments of approximately $200 million. The total return on investments during the quarter was roughly between minus 7% and 8%. The total return on fixed maturity investments, including short-term investments, was estimated at minus 2% for the quarter, compared to a return of minus 0.5% for the Lehman Aggregate Index. The total return on equity securities (including common stock, convertible bonds and other investments) was estimated to be between minus 17% and 19%, compared to minus 8.4% for the S&P 500.

So far in October, the markets have continued to pose significant challenges. To date in October, the Company’s equity portfolio has performed slightly better than the S&P 500, while losses in the Company’s fixed income portfolio from widening spreads are as management would expect given the short duration and high credit quality positioning.

Mike Miller, CEO of OneBeacon said, “Clearly, this was a challenging quarter driven primarily by our investment results. Our equities performed worse than the S&P 500 for the quarter, although they outperformed the benchmark through nine months.  Our fixed income securities were down in the quarter, resulting in a slight decline for the year.  The portion of our fixed income portfolio that is invested in mortgage-backed and asset-backed securities has performed well, being up 2% for the first three quarters.”

“We estimate a combined ratio for the quarter of 100%, including roughly six points ($28 million) of catastrophe losses, primarily from Hurricanes Ike and Gustav. Through nine months, we expect a combined ratio of 98%, including three points from catastrophe losses. We continue to be pleased with the underlying non-CAT loss ratios across the business.”

As previously disclosed OneBeacon does not invest in any collateralized loan obligations or collateralized debt obligations.  The Company’s high quality, short duration fixed maturity portfolios remain defensively positioned and had minimal exposure to the adverse credit events during the third quarter.

Actual third quarter and nine month results will be included in the Company’s quarterly report on Form 10-Q, which is expected to be available on the Company’s Web site at www.onebeacon.com on October 31, 2008.  OneBeacon will review its third quarter 2008 results via live Webcast at 10:00 a.m. ET on Friday October 31, 2008, following its earnings release earlier that morning.

About OneBeacon: OneBeacon Insurance Group’s underwriting companies offer a range of specialty and segmented commercial and personal insurance products sold primarily through select independent agents.  As one of the oldest property and casualty insurers in the United States, OneBeacon traces its roots to 1831 and the Potomac Fire Insurance Company. Today, OneBeacon’s specialty insurance products are available countrywide, and commercial and personal lines products are offered in select geographic territories.

OneBeacon’s U.S. headquarters is in Canton, Massachusetts. The company is publicly traded on the New York Stock Exchange under the symbol “OB” (NYSE:OB).

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to OneBeacon’s:

•                  growth in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by OneBeacon in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                  recorded loss and loss adjustment expense reserves subsequently proving to have been inadequate;

•                  the continued availability and cost of reinsurance coverage;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to OneBeacon, its competitors or its clients;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  other factors, most of which are beyond OneBeacon’s control; and

•                  the risks that are described from time to time in OneBeacon’s filings with the Securities and Exchange Commission, including but not limited to OneBeacon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed February 29, 2008.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by OneBeacon will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, OneBeacon or its business or operations. OneBeacon assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.